Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(5)

Kimco Realty Corporation

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Maximum Aggregate Offering Price	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Newly Registered Securities	Equity	Common Stock, par value $0.01 per share	457(c)	39,520	$833,476.80 (1)	$91.85
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share(2)	415(a)(6)	960,480	$21,082,536.00	$1,852.66	424(b)(5)	333-258872	August 17, 2021	$1,852.66
		Total Offering Amounts			$21,916,012.80	$1,944.51
		Total Fee Previously Paid				$1,852.66
		Total Fee Offsets				0
		Net Fee Due				$91.85

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Security is based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the New York Stock Exchange on December 29, 2022 ($21.09).

(2) This prospectus supplement includes 960,480 shares of common stock, par value $0.01 per share, registered under the prospectus supplement filed by Kimco Realty Corporation on August 17, 2021 and the registration statement on Form S-3 (File No. 333-258872) filed by Kimco Realty Corporation on August 17, 2021, which have not been sold. Pursuant to Rule 415(a)(6) under the Securities Act, the $1,852.66 filing fee previously paid in connection with such unsold shares, respectively, will continue to be applied to such unsold shares. The offering of the unsold shares under the prior registration statements will be deemed terminated as of the date of effectiveness of this registration statement.